NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, August 1, 2023

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES SECOND QUARTER 2023 RESULTS

Q2 2023 Highlights:
•Consolidated revenues of $1.1 billion increased 22% over Q2 2022 due to higher sales volumes and pricing
•Consolidated operating profit of $58.8 million compared with a loss in Q2 2022
•Lift Truck operating profit and margin of $62.5 million and 6.0% were significantly ahead of expectations due to higher pricing and improved sales mix
•Average sales price per backlog unit increased 23% over Q2 2022 and 5% over Q1 2023
•Bolzoni operating profit of $5.4 million increased 59% over Q2 2022

H2 2023 Outlook:
•Substantial second-half consolidated net income is projected, including seasonally lower third-quarter results

Cleveland, Ohio, August 1, 2023: Hyster-Yale Materials Handling, Inc. (NYSE: HY) reported the following consolidated results for the three and six months ended June 30, 2023. Comparisons in this news release are to the three months ended June 30, 2022, unless otherwise noted.

	Three Months Ended			Six Months Ended
($ in millions except per share amounts)	6/30/23	6/30/22	Change Fav (Unfav)	6/30/23	6/30/22	Change Fav (Unfav)
Revenues	$1,090.6	$895.4	$195.2	$2,089.9	$1,723.0	$366.9
Operating Profit (Loss)	$58.8	$(15.7)	$74.5	$101.4	$(34.0)	$135.4
Net Income (Loss)	$38.3	$(19.4)	$57.7	$64.9	$(44.4)	$109.3
Diluted Earnings (Loss) /share	$2.21	$(1.15)	$3.36	$3.76	$(2.63)	$6.39

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q2 2023	Q2 2022	Change Fav (Unfav)
Revenues	$1,038.7	$846.3	$192.4
Americas(1)	$788.5	$596.6	$191.9
EMEA(1)	$200.6	$184.8	$15.8
JAPIC(1)	$49.6	$64.9	$(15.3)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q2 2023	Q2 2022	Change Fav (Unfav)	Q1 2023	Change Fav (Unfav)
Unit Shipments	27,700	25,300	2,400	25,200	2,500
Americas	18,300	13,900	4,400	16,100	2,200
EMEA	7,000	7,800	(800)	6,800	200
JAPIC	2,400	3,600	(1,200)	2,300	100

Second-quarter 2023 lift truck revenues increased 23% over the prior year. Consolidated unit shipments increased nearly 10% over both prior year and first-quarter 2023, led by the Americas. Revenue growth continues to outpace shipment growth because previously implemented price increases, designed to offset significant cost inflation in prior years, are being realized. Higher unit and parts volumes, along with a favorable shift in sales mix, primarily to higher-priced Class 5 trucks, also contributed to the revenue growth.

Supply chain conditions continue to improve, and as a result, the Americas eliminated the first week of its planned two-week plant shutdown at the end of June to reduce inventory and backlog units, and improve lead times. However, ongoing difficulties sourcing certain critical components, as well as skilled labor shortages, hampered second-quarter 2023's planned production rate increases and shipments, primarily in EMEA.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q2 2023	Q2 2022	Change Fav (Unfav)
Gross Profit	$177.0	$81.3	$95.7
Americas	$143.4	$66.1	$77.3
EMEA	$27.1	$11.3	$15.8
JAPIC	$6.5	$3.9	$2.6
Operating Profit (Loss)	$62.5	$(11.7)	$74.2
Americas	$65.2	$3.1	$62.1
EMEA	$1.1	$(10.8)	$11.9
JAPIC	$(3.8)	$(4.0)	$0.2

Second-quarter 2023 Lift Truck gross and operating profits increased substantially from the prior year, leading to a 6.0% operating profit margin. These improvements were led by pricing benefits of approximately $80 million, favorable sales mix and increased unit and parts volumes. Higher operating expenses, including employee-related costs, partly offset the profit improvements.

The Company's second-quarter results were also significantly ahead of the expectations reflected in the first quarter earnings release. The additional week of production in the Americas, combined with a favorable shift in mix toward higher margin sales channels and better-than-expected material costs resulted in the higher-than-expected profits.

Geographically, the Americas' second-quarter 2023 revenues increased by 32% while operating profit improved by $62 million compared to second-quarter 2022. These improvements stemmed from higher lift truck pricing, favorable sales mix, increased parts volumes and lower material and freight costs. They were partly offset by higher operating expenses, primarily employee-related costs. Despite being higher, operating expenses were 9.9% of sales in second-quarter 2023, improving 70 basis points year-over-year and reflecting the Company's continuing commitment to cost control as the business grows.

EMEA reported operating profit of $1.1 million in second-quarter 2023 compared with a substantial loss in the prior year. Price increases more than offset higher material costs, increased warranty expense, lower volumes and increased manufacturing costs compared with the prior year. Critical component parts and labor availability continue to constrain efforts to increase production levels and further recover margins in the region. Gross profit benefits from favorable currency movements were almost fully offset by losses realized on foreign currency exchange rate contracts.

JAPIC's second-quarter 2023 operating results improved modestly over the prior year due to a more favorable sales mix, lower material and freight costs and higher pricing that more than offset the effect of lower unit volumes. JAPIC shipments decreased largely due to an enhanced focus on increasing lift truck margins. Higher outside services and warranty expenses also muted JAPIC's second-quarter 2023 results.

Bolzoni Results

($ in millions)	Q2 2023	Q2 2022	Change Fav (Unfav)
Revenues	$96.6	$86.4	$10.2
Gross Profit	$22.6	$18.9	$3.7
Operating Profit	$5.4	$3.4	$2.0

Bolzoni's 2023 second-quarter revenues increased nearly 12%, while operating profit increased 59% compared with the second quarter of 2022. The higher revenues and operating profit were primarily due to price increases combined with higher sales volumes. Lower manufacturing costs also contributed to the significant operating profit increase.

Nuvera Results

($ in millions)	Q2 2023	Q2 2022	Change Fav (Unfav)
Revenues	$1.0	$0.3	$0.7
Gross Profit (Loss)	$(1.8)	$(1.6)	$(0.2)
Operating Loss	$(9.2)	$(7.9)	$(1.3)

Nuvera's second-quarter 2023 revenues increased over the prior year primarily as a result of after-market component and engine sales to the Lift Truck Business. The operating loss was higher than prior year largely due to increased product development costs and higher employee-related costs.

Balance Sheet and Liquidity
As of June 30, 2023, the Company's net debt was approximately $477 million, including cash on hand of $66 million and debt of $542 million. This compared to net debt of $496 million, including cash on hand of $65 million and debt of $561 million at March 31, 2023. Overall, net debt decreased by 4% due to working capital improvements in the second quarter. The debt to total capital ratio also improved sequentially by 300 basis points at the end of the second quarter due to significantly higher profitability and a lower debt balance.

The Company had unused borrowing capacity of approximately $216 million under its amended revolving credit facilities as of June 30, 2023, compared with $186 million at March 31, 2023. During second-quarter 2023, the Company temporarily expanded its revolving credit facility borrowing capacity to accommodate elevated working capital levels.

Second-quarter 2023 total inventory decreased by $34.6 million and days inventory outstanding also declined from first-quarter 2023 levels. Both finished goods and raw materials inventories decreased partly due to the America's additional week of production, which led to a significant increase in late quarter shipments. The Company remains focused on reducing inventory days on hand as production rates increase.

Market Commentary
The global economic outlook remains uncertain with continuing moderating activity in certain parts of the world, including EMEA. This weakness is due to tight monetary policies designed to contain inflation and labor market shortages, among other factors. Despite these challenges, the deceleration in the U.S.'s economy and lift truck market has been more moderate than previously predicted.

The latest publicly available lift truck market data indicates that new unit, first-quarter 2023 booking activity decreased in all major geographies compared with strong prior-year levels but was still ahead of pre-pandemic volumes. Internal company estimates suggest that the global lift truck market decline accelerated in the second quarter of 2023, with all major geographies experiencing booking declines compared with the prior year.

Looking ahead, the Company continues to expect a full-year 2023 lift truck market decline in all regions compared with 2022. This decline is anticipated to accelerate in the second half of 2023 compared with the first half in all markets. However, 2023's market unit volumes are projected to remain reasonably strong in most regions compared with pre-pandemic levels.

Consolidated Strategic Perspective
The Company believes the improving 2023 results are due to actions taken since the COVID-19 pandemic began, implementation of key strategies and projects and significant process improvements made over the past few years, all of which position the Company for substantial longer-term growth. The Company believes its more mature Lift truck and Bolzoni businesses are the foundation for this improvement, while the Nuvera Fuel Cell business has substantial growth prospects that have yet to be realized.

Operational Perspectives - Lift Truck Business

Lift truck unit bookings and backlog were as follows:

($ in millions, except Avg. sales price)	Q2 2023	Q2 2022	Change Fav (Unfav)	Q1 2023	Change Fav (Unfav)
Unit Bookings	21,300	23,200	(1,900)	22,300	(1,000)
Unit Bookings $ Value	$680	$760	$(80)	$690	$(10)
Average Sales Price/Unit booked	$31,924	$32,759	$(835)	$30,942	$982
Unit Backlog**	92,800	112,000	(19,200)	99,200	(6,400)
Unit Backlog $ Value**	$3,610	$3,530	$80	$3,690	$(80)
Average Sales Price/Unit of backlog	$38,901	$31,518	$7,383	$37,198	$1,703
**As of June 30, 2023, March 31, 2023 and June 30, 2022, Unit Backlogs were reduced by 2,500 units, 2,600 units and 2,700 units, respectively, while Unit Backlog $ values were reduced by $42 million, $44 million and $45 million, respectively, due to suspended orders from Russian dealers for which the Company currently has no defined fulfillment plans.

Second-quarter 2023 lift truck bookings decreased moderately from first-quarter 2023 and prior-year levels due to several factors, including a healthy, but declining, global market and a continued focus on booking orders with strong margins. Despite the bookings decrease, market share improved compared to the prior year. Looking forward, second-half 2023 booking levels are projected to be comparable year-over-year due to a steadier-than-expected market and anticipated market share gains. Full-year 2023 bookings are forecasted to decline compared with full-year 2022.

Production and shipment volumes are anticipated to continue to increase in second-half 2023 compared with the prior year period. The Company expects its extended backlog to continue trending lower toward more normal levels over time as planned production rates increase and given bookings expectations. At the end of second-quarter 2023, the backlog of nearly 93,000 units was down 19% from its peak in the first-quarter 2022. Lead times and backlog levels will likely remain above desired levels for some time. However, this extended backlog, valued at $3.6 billion, which is almost a full year of revenue, should serve as a shock absorber for the business if bookings decline more rapidly.

The trend of higher average unit booking and backlog prices and margins continued in the second quarter largely due to order selectivity and enhanced pricing to offset prior years' inflation. Although certain material and labor cost increases continue, the rate of increase has slowed substantially, particularly in the Americas. Forward economic indicators suggest inflationary pressures will stabilize throughout the second half of 2023. As of June 30, 2023, the Company has worked through essentially all of its lower-priced, lower-margin backlog units booked before price increases implemented in 2021 and 2022 went into effect. In the second half of 2023, the Company expects to maintain an improved price-to-cost ratio, in part to address projected cost increases in certain categories and geographies. The Company continues to monitor material and labor costs closely, as well as the impact of tariffs and competition, and will adjust forward pricing accordingly. As a result of stabilizing cost inflation and the higher-priced truck production, the Company believes average unit margins will continue to increase in the second half of 2023 compared with the prior year period. This improvement is anticipated to continue into the beginning of 2024 as newer bookings with higher margins are scheduled for production.

The factors outlined above, as well as the benefits from the Company's maturing strategic initiatives, are expected to lead to significant increases in revenue and operating profit in second-half 2023 compared with the respective prior year period. Operating profit in the third quarter is expected to decrease from the strong second-quarter results due to normal business seasonality combined with ongoing EMEA production challenges and an anticipated mix shift toward lower margin sales channels. Fourth-quarter 2023 results are expected to increase meaningfully over the third quarter, due in part to anticipated improvements in EMEA and the absence of planned production outages. However, these forecasts are highly sensitive, in particular to the impact of global supply chain adjustments and production capabilities.

Strategic Perspectives - Lift Truck
From a broad perspective, the Lift Truck business has three core strategies that are expected to transform the Company’s competitiveness, market position and economic performance over time:
•Provide the lowest cost of ownership while improving customer productivity, including for low-intensity applications. The Lift Truck business' capabilities in this area are expected to be enhanced by bringing to market a wide variety of vehicle innovations including: new modular and scalable product families, truck electrification projects and technology advancements in vehicle automation, power options and operator assist systems;
•Be the leader in the delivery of industry- and customer-focused solutions by transforming the Company's sales approach to meet a wide variety of customer needs across a broad set of end markets; and
•Be the leader in independent distribution by focusing on effectively coordinating dealer and major account coverage, enhancing dealer excellence and ensuring outstanding dealer ownership globally.

The Company continues to make progress on its high priority projects. The Lift Truck business launched its heart-of-the-line modular, scalable lift trucks in the EMEA and Americas markets in 2022. Given the current extended backlog, the production ramp-up for this new product line is occurring gradually. The Company plans to launch these models in the JAPIC market in the second half of 2023. These products are expected to help reduce supply chain costs and working capital, and better meet customer needs.

The Lift Truck business has key projects geared toward electrifying trucks used for applications now dominated by internal combustion engine trucks through the use of advancements in electric power options. The Company also has key projects focused on applying technology advancements in automation product options and operator assist systems. The Company delivered its first electrified fuel cell Container Handler to the Port of Los Angeles for testing in late 2022. In second-half 2023, the Company anticipates delivering an electrified fuel cell Reach Stacker to the Port of Valencia, Spain, and delivering a new electrified fuel cell Terminal Tractor and an electrified fuel cell empty Container Handler to a customer in

Hamburg, Germany. The Company is also exploring options for other electrification projects within the European Union.

Operational and Strategic Perspectives - Bolzoni
Bolzoni anticipates a modest decline in revenues in second-half 2023 due to a projected market decline. As a result, second-half 2023 operating profit is expected to moderate from the strong first-half performance, but significantly exceed the prior-year second half as a result of continuing year-over-year margin improvement.

Bolzoni's core strategy is to be the leader in the attachments business. In this context, Bolzoni continues to concentrate on driving its "One Company - 3 Brands" approach globally, increasing its Americas business and focusing on strengthening its ability to serve key attachment industries and customers in all global markets. As part of this approach, Bolzoni also intends to increase its sales, marketing and product capabilities in North America and Europe to support its industry-specific sales strategy.

Operational and Strategic Perspectives - Nuvera
Nuvera's core strategy is to be a leader in the fuel cell business. Nuvera continues to focus on placing 45kW and 60kW fuel cell engines in heavy-duty vehicle applications for which battery-only electrification does not provide an adequate solution. As a result, these applications are expected to have significant and nearer-term fuel cell adoption potential. Nuvera has announced several projects with various third parties to test Nuvera® engines in targeted applications, including the Port of Los Angeles, which began testing in late 2022, in multiple European ports, which are projected to begin testing in the second half of 2023, in bus applications in China and India and in marine applications in the Netherlands. Nuvera is also developing a new, larger 125kW fuel cell engine for heavier-duty applications and plans to launch modular fuel cell-powered generators for stationary and mobile applications.

In the second half of 2023, Nuvera plans to continue to focus on increasing customer product demonstrations and customer bookings. Nuvera is expanding its presence in Europe and China. Recurring orders from current customers are booked for the period and are expected to result in higher sales compared with the second half of 2022. The business expects to generate a lower loss in the second half of 2023 compared with the second half of 2022 and first half of 2023 largely due to anticipated higher shipments moderated by increased development and other costs. The increased volume of engine demonstrations should significantly enhance the foundation for future fuel cell engine technology adoption and improved financial returns.

Consolidated Outlook
At the consolidated level, second-half 2023 operating profit and net income are expected to be significantly higher than second-half 2022. Full-year 2023 margin expansion, led by strong first-half improvements, is expected to generate substantial operating profit and net income for the 2023 full year. This should drive solid progress toward the Company's 7% operating profit margin and greater than 20% return on capital employed goals at both the Lift Truck and Bolzoni businesses. These expectations are based on the Company's ability to effectively manage its ongoing component and labor costs and increase its production levels.

The programs to reduce inventory and generate cash are anticipated to show substantial progress in the second half of 2023. The Company is committed to reducing its leverage and enhancing its cash flows through ongoing action plans and continued discipline over capital expenditures and operating expenses. Capital expenditures are expected to be approximately $65 million for full-year 2023, with spending more heavily weighted to the second half of the year. This full-year increase compares to significantly restrained 2022 levels. Higher expenditures are necessary to adequately maintain the Company’s facilities and product development programs. Working capital control continues to be an area of intense focus for the Company. Inventory levels remain elevated and above pre-pandemic levels but are decreasing. Efforts to maximize the use of on-hand inventory are expected to help reduce excess inventory levels throughout the Company in the 2023 second half. Supply constraints continue to be an issue periodically, while labor constraints are increasing, causing certain production and inventory usage challenges. However, the Company anticipates continued inventory improvements over the remainder of the year. As a result of these actions, the Company expects a significant increase in cash flow before financing activities for the full-year 2023 compared with 2022. Efforts to make further progress are expected to continue in 2024.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, August 2, 2023, at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://conferencingportals.com/event/ejqmGqeU to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through August 9, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding the Company's strategic initiatives can also be found in the Company's Q2 2023 Investor Deck that will be made available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (5) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (6) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (7) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the successful commercialization of Nuvera's technology, (10) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the
Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2023	2022	2023	2022
	(In millions, except per share data)

Revenues	$1,090.6	$895.4	$2,089.9	$1,723.0
Cost of sales	892.7	796.3	1,717.6	1,522.7
Gross Profit	197.9	99.1	372.3	200.3
Selling, general and administrative expenses	139.1	114.8	270.9	234.3
Operating Profit (Loss)	58.8	(15.7)	101.4	(34.0)
Other (income) expense
Interest expense	8.4	6.1	18.6	11.2
Income from unconsolidated affiliates	(3.1)	(4.1)	(4.9)	(7.0)
Other, net	2.7	4.1	1.0	4.9
Income (Loss) before Income Taxes	50.8	(21.8)	86.7	(43.1)
Income tax expense (benefit)	12.0	(3.1)	20.7	(0.2)
Net income attributable to noncontrolling interests	—	(0.7)	(0.2)	(1.5)
Net income attributable to redeemable noncontrolling interests	(0.2)	—	(0.4)	—
Accrued dividend to redeemable noncontrolling interests	(0.3)	—	(0.5)	—
Net Income (Loss) Attributable to Stockholders	$38.3	$(19.4)	$64.9	$(44.4)

Basic Earnings (Loss) per Share	$2.23	$(1.15)	$3.80	$(2.63)

Diluted Earnings (Loss) per Share	$2.21	$(1.15)	$3.76	$(2.63)

Basic Weighted Average Shares Outstanding	17.164	16.907	17.099	16.875
Diluted Weighted Average Shares Outstanding	17.307	16.907	17.265	16.875

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2022	12/31/2022	3/31/2023	6/30/2023	LTM 6/30/2023
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(37.3)	$7.6	$26.6	$38.3	$35.2
Noncontrolling interest income and dividends	0.7	0.3	0.6	0.5	2.1
Income tax expense	4.2	5.2	8.7	12.0	30.1
Interest expense	7.7	9.5	10.2	8.4	35.8
Interest income	(0.4)	(0.3)	(0.6)	(0.6)	(1.9)
Depreciation and amortization expense	10.9	10.4	11.2	11.3	43.8
EBITDA*	$(14.2)	$32.7	$56.7	$69.9	$145.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2023	2022	2023	2022
	(In millions)
Revenues
Americas	$788.5	$596.6	$1,474.4	$1,154.3
EMEA	200.6	184.8	415.5	354.5
JAPIC	49.6	64.9	97.5	116.6
Lift Truck Business	$1,038.7	$846.3	$1,987.4	$1,625.4
Bolzoni	96.6	86.4	195.2	181.5
Nuvera	1.0	0.3	2.6	0.9
Eliminations	(45.7)	(37.6)	(95.3)	(84.8)
Total	$1,090.6	$895.4	$2,089.9	$1,723.0

Gross profit (loss)
Americas	$143.4	$66.1	$264.6	$133.1
EMEA	27.1	11.3	54.0	25.7
JAPIC	6.5	3.9	14.0	8.4
Lift Truck Business	$177.0	$81.3	$332.6	$167.2
Bolzoni	22.6	18.9	43.3	37.7
Nuvera	(1.8)	(1.6)	(3.9)	(3.5)
Eliminations	0.1	0.5	0.3	(1.1)
Total	$197.9	$99.1	$372.3	$200.3

Operating profit (loss)
Americas	$65.2	$3.1	$112.7	$7.5
EMEA	1.1	(10.8)	3.7	(22.2)
JAPIC	(3.8)	(4.0)	(6.1)	(7.7)
Lift Truck Business	$62.5	$(11.7)	$110.3	$(22.4)
Bolzoni	5.4	3.4	9.8	5.5
Nuvera	(9.2)	(7.9)	(19.0)	(16.0)
Eliminations	0.1	0.5	0.3	(1.1)
Total	$58.8	$(15.7)	$101.4	$(34.0)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Six Months Ended
			June 30
			2023	2022
			(In millions)
Net cash provided by operating activities			$44.8	$0.2
Net cash used for investing activities			(11.9)	(22.9)
Cash Flow Before Financing Activities			$32.9	$(22.7)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(In millions)
Debt	$542.3	$560.6	$552.9	$545.0
Cash	65.7	64.6	59.0	68.6
Net Debt	$476.6	$496.0	$493.9	$476.4

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(In millions)
Accounts Receivable	$582.1	$535.9	$523.6	$460.1
Inventory	820.1	854.7	799.5	779.0
Accounts Payable	593.2	627.6	607.4	552.9
Working Capital	$809.0	$763.0	$715.7	$686.2
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